EXHIBIT 99.1

Greenbacker Renewable Energy Company LLC Acquires Two Solar Facilities, Comprising 13.9 Megawatts of Generating Capacity, in Eastern North Carolina

New York, NY – November 2, 2018 - Greenbacker Renewable Energy Company LLC (“Company”) announced today that, through a wholly-owned subsidiary, it recently acquired all of the outstanding equity of SunFarm V, LLC and Sun Farm VI, LLC (collectively the “SunFarm Portfolio”). The SunFarm Portfolio consists of 2 solar photovoltaic systems comprising 13.9 megawatts located in Perquimans County, North Carolina. The projects will be placed in service in the fourth quarter of 2018 and sell power to an investment grade utility off-taker through a 15-year fixed price power purchase agreement.

“With the SunFarm Portfolio, we add two solar assets, with an investment-grade utility off-taker, to the Company’s portfolio of solar assets in North Carolina adding to our regional presence and allowing for increased operational efficiencies” said Charles Wheeler, CEO of Greenbacker. “We continue to evaluate numerous high-quality alternative energy opportunities with a focus on investing the majority of our available cash balances over the coming months in new projects”

With the addition of these two solar assets, the Company now owns approximately 278.7 MW of generating capacity (including “to be constructed” assets) comprising 61.5 MW of Wind facilities and 217.2 MW of commercial and residential solar facilities.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234